Exhibit 99.1

Contact:
Investors	News Media
Maggie Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS REPORTS THIRD QUARTER RESULTS

•    Fee revenue grows by 12% from Q3 2005

•    Repurchased 5 million shares at an average per share price of $8.46

Boston, October 26, 2006—Digitas Inc. (Nasdaq: DTAS) today reported results for the third quarter of 2006, in line with management’s previously announced expectations.

Third Quarter Results of Operations

Digitas reported fee revenue for the third quarter of 2006 of $95.6 million, compared with $85.5 million for the third quarter of 2005. Total revenue, including reimbursable pass-through expenses, was $187.4 million for the third quarter of 2006, compared to $134.3 million for the third quarter of 2005. The company reported net income of $6.2 million, or $0.07 per diluted share, for the third quarter of 2006, as compared to net income of $8.0 million, or $0.08 per diluted share, in the prior-year period. Included in the company’s net income results for the third quarter is a one-time restructuring charge of $2.4 million, or $0.03 per share, related to severance obligations resulting from the elimination of approximately 50 positions across its agencies. Adjusted cash earnings1 were $12.1 million, or $0.13 per share, for the third quarter of 2006, as compared to adjusted cash earnings of $9.4 million, or $0.10 per share, for the third quarter of 2005. The company’s cash and short-term investments, at September 30, 2006, was $147.4 million, as compared to $217.3 million at December 31, 2005. The company also repurchased 5,005,453 shares of its common stock at an average price of $8.46 per share in the third quarter of 2006.

David W. Kenny, Chairman and Chief Executive Officer, Digitas Inc., said, “Our client relationships are strong and growing. During the quarter, we made substantial progress against the operational issues that we outlined in July. I am confident that these steps strengthen our employee and client value propositions and support the consistent execution that our growth business demands.”

Nine Months Results of Operations

Digitas reported fee revenue for the nine months ended September 30, 2006 of $293.3 million, compared with $253.4 million for the same period of 2005. Total revenue, including reimbursable pass-through expenses, was $553.7 million for the nine months ended September 30, 2006 compared to $406.4 million for the same period of 2005. The company reported net income of $34.2 million, or $0.35 per diluted share, for the nine months ended September 30, 2006, as compared to net income of $30.2 million, or

$0.31 per diluted share, in the prior-year period. Adjusted cash earnings1 were $45.9 million, or $0.47 per share, for the nine months ended September 30, 2006, as compared to adjusted cash earnings of $33.9 million, or $0.35 per share, for the same period of 2005.

Guidance

Digitas said it anticipates fee revenue of $94 million–$97 million for the fourth quarter of 2006. The company also said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.08–$0.10 in the fourth quarter of 2006. In addition, Digitas expects adjusted cash earnings2 of $0.12–$0.14 per share for the fourth quarter of 2006.

For the full year 2006, the company anticipates fee revenue of $387 million–$390 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.44-$0.46, and adjusted cash earnings2 per share of $0.59–$0.61.

Brian K. Roberts, Chief Financial Officer, Digitas Inc., said, “We acted swiftly to take the necessary actions to strengthen our operations and are on track to meet the full-year growth targets set back in July. In addition, we continue to return cash to our shareholders through open market stock repurchases. Over the last eight quarters, our repurchases have totaled more than $130 million in cash.”

Digitas will discuss its third quarter performance on a conference call this afternoon at 4:30 p.m. (Eastern). The call-in number is (888) 689-4452 (U.S. and Canada) or (706) 679-5891 (international). A live webcast of the conference call will also be available on the investor relations page of the company’s Web site, at http://investor.digitas.com. The financial and statistical information presented during the conference call is available for review at http://investor.digitas.com under the FAQ section. Replays by telephone will be available for seven days following the call. To access the replay by telephone, please call (800) 642-1687 (U.S. and Canada) or (706) 645-9291 and request conference ID 8536035. Replays of the call will be available by webcast for an extended period of time at the company’s Web site, at http://investor.digitas.com.

About Digitas Inc.

The agencies of Digitas Inc. (Nasdaq: DTAS) help blue-chip global brands develop, engage and profit from their customers through digital, direct and indirect relationships. Driving accountable and measurable relationship engines, the agencies are known for combining art (creativity and customer insight) with science (analytics, measurement and strategy) across digital and direct media. Founded in 1980, Digitas Inc. is headquartered in Boston. The Digitas agency has locations in Boston, Chicago, Detroit and New York. The Medical Broadcasting Company is located in Philadelphia. The Modem Media agency has locations in Atlanta, London, Norwalk, and San Francisco.

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1 The company’s adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and cumulative effects of accounting changes if any, and employs the company’s actual tax provision. While adjusted cash earnings is not intended to be a replacement for GAAP earnings, the company believes its adjusted cash earnings calculations are meaningful and helpful to investors as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. Management uses adjusted cash earnings to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted cash earnings is not a measure of liquidity and does not represent cash generated by operating activities. The following table reconciles adjusted cash earnings to GAAP earnings:

	3 Months Ended		9 Months Ended
	9/30/06	9/30/05	9/30/06	9/30/05
(in thousands, except per share data)
GAAP earnings	$6,188	$7,955	$34,227	$30,200

Amortization of intangible assets	1,097	700	3,158	2,100
Stock-based compensation	2,415	774	6,594	1,582
Net restructuring expenses	2,380	—	2,390	—
Cumulative effect of accounting change	—	—	(470)	—

Total of adjustments	$5,892	$1,474	$11,672	$3,682

Adjusted cash earnings	$12,080	$9,429	$45,899	$33,882

Weighted average shares outstanding used in adjusted cash earnings per share calculation	93,974	97,744	96,960	97,586

Adjusted cash earnings per share	$0.13	$0.10	$0.47	$0.35

2 The company’s projected adjusted cash earnings per share are calculated and presented for the same reasons as described in the preceding note. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share.

	3 Months Ended 12/31/06		12 Months Ended 12/31/06
	Low End	High End	Low End	High End
GAAP earnings	$0.08	$0.10	$0.44	$0.46

Amortization of intangible assets	0.01	0.01	0.04	0.04
Stock-based compensation	0.03	0.03	0.09	0.09
Net restructuring expenses	—	—	0.02	0.02

Total of adjustments	$0.04	$0.04	$0.15	$0.15

Adjusted cash earnings	$0.12	$0.14	$0.59	$0.61

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under the caption “Guidance” regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share, statements by the company’s Chief Executive Officer and Chief Financial Officer and statements regarding the company’s future business prospects, profitability, diversity of clients and growth rates. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, the company’s ability to meet client expectations for our services, and the company’s ability to effectively manage its growth and client relationships, including the company’s ability to expand its client roster and reduce revenue concentration among its two largest client accounts, and the company’s ability to forecast future results of operations, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made early in the fourth quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

DIGITAS INC.

STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Fee revenue	$95,613	$85,540	$293,318	$253,385
Pass-through revenue	91,834	48,791	260,366	153,064

Total revenue	187,447	134,331	553,684	406,449
Operating expenses:
Professional services costs	56,260	48,895	168,694	144,600
Pass-through expenses	91,834	48,791	260,366	153,064
Selling, general and administrative expenses	28,600	24,996	83,514	74,071
Restructuring expenses, net	2,380	—	2,390	—
Delta bad debt charge	—	3,200	—	3,200
Stock-based compensation	2,415	774	6,594	1,582
Amortization of intangible assets	1,097	700	3,158	2,100

Total operating expenses	182,586	127,356	524,716	378,617

Income from operations	4,861	6,975	28,968	27,832
Other income, net	1,897	1,230	6,091	3,192
Income before provision for income taxes	6,758	8,205	35,059	31,024
Provision for income taxes	570	250	1,302	824

Net income before cumulative effect of accounting change	6,188	7,955	33,757	30,200

Cumulative effect of accounting change	—	—	470	—

Net income	$6,188	$7,955	$34,227	$30,200

Net income per share before cumulative effect of accounting change:
Basic	$0.07	$0.09	$0.38	$0.34
Diluted	$0.07	$0.08	$0.35	$0.31
Net income per share:
Basic	$0.07	$0.09	$0.38	$0.34
Diluted	$0.07	$0.08	$0.35	$0.31
Weighted-average common shares outstanding:
Basic	87,815	89,398	89,290	89,055
Diluted	93,974	97,744	96,960	97,586

DIGITAS INC.

CONDENSED BALANCE SHEET

(dollars in thousands)

	September 30, 2006 (unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$97,584	$180,297
Short-term investments	49,850	37,023
Accounts receivable, net	68,109	54,195
Accounts receivable, unbilled	62,764	26,971
Prepaid expenses and other current assets	5,999	9,343

Total current assets	284,306	307,829
Fixed assets, net	46,864	43,816
Goodwill, net	227,803	211,877
Other intangible assets, net	43,160	31,317
Other assets	6,444	5,795

Total assets	$608,577	$600,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,984	$45,761
Current portion of long-term debt	65	87
Billings in excess of cost and estimated earnings on uncompleted contracts	57,593	64,506
Accrued expenses	11,004	9,408
Accrued compensation	28,740	28,725
Accrued restructuring	6,540	5,134

Total current liabilities	167,926	153,621
Long-term debt, less current portion	93	139
Accrued restructuring, long-term	9,323	12,797
Deferred rent	23,991	21,544
Other long-term liabilities	5,555	5,545

Total liabilities	206,888	193,646
Total shareholders’ equity	401,689	406,988

Total liabilities and shareholders’ equity	$608,577	$600,634